EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            VIPER MOTORCYCLE COMPANY

       I, the undersigned, Chief Executive Officer of Viper Motorcycle Company, a corporation subject to the provisions of the Minnesota Business Corporation Act (the "Company"), do hereby certify that pursuant to action recommended by the Board of Directors of the Company and resolutions duly adopted by the shareholders of the Company on March 8, 2004, the following resolution, providing for amendment of the Articles of Incorporation of the Company, as amended, was duly adopted pursuant to the Minnesota Business Corporation Act:

       RESOLVED: That the Articles of Incorporation of this corporation shall be amended and restated, in their entirety, as follows:


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            VIPER MOTORCYCLE COMPANY


                                    ARTICLE I

              The name of this corporation shall be Viper Motorcycle Company.

                                   ARTICLE II

       The registered office of this corporation in the State of Minnesota shall be 5733 International Parkway, New Hope, Minnesota 55428.

                                   ARTICLE III

       3.1 The aggregate number of shares the corporation has authority to issue shall be Sixty Million (60,000,000) shares of stock, which shall have no par value, and which shall consist of 50,000,000 shares of common stock and 10,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each class or series (which may include, but is not limited to, designation as additional shares of common stock), and to fix the relative powers, qualifications, restrictions, rights and preferences of each such class or series, including, without imitation, the right to create voting, dividend and liquidation rights and preferences greater than those of common stock.

       3.2 Except as otherwise required by law or pursuant to Section 3.1 hereof, the holders of the shares of common stock shall have the sole voting rights of this corporation.

       3.3 There shall be no cumulative voting by the holders of the common stock.

       3.4 The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting, except where the affirmative vote of a greater number of the affirmative vote of a majority of the voting power of all voting shares is required by statute and except where the holders of a class or series are entitled by statute to vote as a class or series whether or not such holders are otherwise entitled to vote.

       3.5 The shareholders of this corporation shall have no preemptive rights to subscribe for or otherwise acquire any new or additional shares of stock of this corporation of any class whether now authorized or authorized hereafter, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for, or otherwise acquire any such new or additional shares of any class.

                                   ARTICLE IV

       In addition to, and not by way of limitation of, the powers granted to the Board of Directors by the Minnesota Business Corporation Act, the Board of Directors of this corporation shall have the following powers and authority:

       4.1 To fix the terms, provisions and conditions of and to authorize the issuance, sale, pledge or exchange of bonds, debentures, notes, or other evidences of indebtedness of this corporation.

       4.2 To adopt, amend or repeal all or any of the Bylaws of this corporation by the vote of a majority of its members present at a duly held meeting, subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

       4.3 As to any member of the Board, to give advance written consent or opposition to a resolution stating an action to be taken by the Board. If such member is not present at the meeting at which action is taken upon such resolution, such consent or opposition does not constitute presence for purposes of determining the existence of a quorum, but shall be counted as a vote in favor of or against the resolution and shall be entered in the minutes or other record of action taken by the Board at the meeting if the resolution acted upon by the Board at the meeting is substantially the same or has substantially the same effect as the resolution to which the member of the Board has consented or objected.

       4.5 To adopt an indemnity plan and to purchase and maintain insurance for officers, directors, employees and agents against liability asserted against them and incurred in any such capacity or arising out of their status as such to the fullest extent permissible under the provisions of the Minnesota Business Corporation Act.

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


       The corporation shall indemnify all officers and directors of the corporation, for such expenses and liabilities, in such manner, under such circumstances and to the full extent permitted by the Minnesota Business Corporation Act, as now enacted or hereafter amended. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

       4.6 To take any action required or permitted to be taken at a meeting of the Board by written action signed by the number of directors that would be required to take same action at a meeting of the Board at which all directors were present, including action requiring shareholder approval, provided, that any action taken in writing which requires shareholder approval shall be signed by all directors.

                                    ARTICLE V

       Section 302A.671 of the Minnesota Business Corporation Act shall apply to any control share acquisition of the capital stock of this corporation.


       IN WITNESS WHEREOF, I have subscribed my name hereto the 8th day of March, 2004.




                                    /s/  John L. Fiebelkorn
                                    --------------------------------------------
                                    John L. Fiebelkorn
                                    Chief Executive Officer


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